SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)

OF THE SECURITIES EXCHANGE ACT OF 1934

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THE RBB FUND, INC.

(Name of Registrant as Specified In Its Charter)

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AQUARIUS INTERNATIONAL FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

June 28, 2023

Dear Shareholder:

This letter is being provided to shareholders of the Aquarius International Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of a new sub-advisory agreement with a new sub-adviser.

Altair Advisers LLC (“Altair” or the “Adviser”) and the Company are required to furnish shareholders with information about new sub-advisory agreements. This notification is a condition of an exemptive order that Altair and the Company received from the Securities and Exchange Commission permitting Altair, as the Fund’s investment adviser, to hire new sub-advisers or make changes to existing sub-advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of the new sub-advisory agreement with the new sub-adviser of the Fund. The approval of the new sub-advisory agreement as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Fund.

Best regards,

Steven Plump

President

The RBB Fund, Inc., on behalf of the Aquarius International Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF THE INFORMATION STATEMENT

The Information Statement is available at https://rbbfund.com/additional-fund-information/

AQUARIUS INTERNATIONAL FUND

(AN INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

June 28, 2023

This Information Statement is being provided to the shareholders of the Aquarius International Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding a new sub-advisory agreement among Altair Advisers LLC (“Altair” or the “Adviser”), Boston Partners Global Investors, Inc. (“Boston Partners”) and the Company, on behalf of the Fund. This Information Statement will be available at https://rbbfund.com/additional-fund-information/ until October 1, 2023. A paper or email copy of this Information Statement may be obtained, without charge, upon request addressed to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701 or by calling 1-844-261-6482.

THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUNDS’ SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 47 separate active portfolio series, including the Fund.

The Fund seeks capital appreciation. The Fund seeks to achieve its investment objective by investing, under normal circumstances, primarily in securities of companies located outside the United States, including emerging market countries. The Fund utilizes a “multi-manager” approach whereby the Fund's assets are allocated to one or more sub-advisers (“Sub-Advisers”) in percentages determined at the discretion of the Adviser.

In addition to Boston Partners, the Fund’s Sub-Advisers consist of the following: Aperio Group, LLC, Driehaus Capital Management, LLC, and Mawer Investment Management Ltd.

The Sub-Advisers implement a number of different investment strategies and styles within the international universe. The Sub-Advisers implement one or more of the following investment strategies: (i) Developed Market; (ii) Emerging Market; and (iii) Tax Loss Harvesting.

The Adviser and the Company have entered into sub-advisory agreements with each Sub-Adviser to manage the investment and reinvestment of such portion of the assets of the Fund as the Adviser may from time to time allocate to such Sub-Adviser for management.

For their services, each Sub-Adviser is entitled to receive a fee based upon a percentage of the Fund’s average daily net assets, which will be paid by the Fund and not by the Adviser. The Adviser selects Sub-Advisers based upon the Sub-Adviser’s skills in managing assets pursuant to particular investment styles and strategies. The Adviser monitors existing Sub-Advisers based on their investment styles, strategies, and results in managing assets for specific asset classes. Each Sub-Adviser has discretion to select portfolio securities for its portion of the Fund’s assets, but must select those securities according to the Fund's investment objectives and restrictions. The Fund is not required to invest with any minimum number of Sub-Advisers, and does not have minimum or maximum limitations with respect to allocations of assets to any Sub-Adviser. The Adviser may change the allocation of the Fund’s assets among the available Sub-Advisers, and may add or remove Sub-Advisers, at any time, which may change the sub-advisory fees payable by the Fund. However, in no event will the total sub-advisory fees exceed the annual rate of 0.90% of the Fund’s average daily net assets.

The Fund has registered one class of shares and the Fund is currently only available to clients of the Adviser and to other investors at the Fund's discretion. The Adviser does not receive a separate management fee from the Fund. However, pursuant to the Fund’s investment advisory agreement with the Adviser, the Adviser is entitled to receive reimbursement for out-of-pocket expenses it incurs in connection with its compliance monitoring of Fund trading, up to 0.03% of the Fund’s average daily net assets.

Boston Partners Global Investors, Inc. and the Boston Partners Agreement

At a special meeting of the Board of Directors of the Company (the “Board”) held on March 29, 2023, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940 (the “1940 Act”)) voting separately, approved a new sub-advisory agreement among the Adviser, Boston Partners and the Company, on behalf of the Fund (the “Boston Partners Agreement”). The Boston Partners Agreement became effective on March 31, 2023.

The terms and conditions of the Boston Partners Agreement are substantially the same as those of the existing sub-advisory agreements with the Fund’s other Sub-Advisers except that the fee rate to be paid to Boston Partners under the Boston Partners Agreement may differ from the fee rate charged by the Fund’s other Sub-Advisers pursuant to their respective sub-advisory agreements with the Adviser. The Fund would have paid the same amount of sub-advisory fees had the Boston Partners Agreement been in effect during the last fiscal year.

The Boston Partners Agreement provides that Boston Partners will have full power and authority to supervise and direct the investment of its allocated portion of the Fund’s assets on a discretionary basis in accordance with (i) the Fund’s investment objectives, policies and restrictions set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures established by the Adviser, the Company’s Chief Compliance Officer or the Company’s Board that has been furnished in writing by the Adviser to Boston Partners, (ii) the written instructions and directions received from the Adviser or the Fund; and (iii) the requirements of the 1940 Act, the Investment Advisers Act of 1940, the Internal Revenue Code of 1986 and all other applicable federal and state laws governing the performance of Boston Partners’ duties under the Boston Partners Agreement, all as may be in effect from time to time. Boston Partners may purchase, sell and otherwise deal with its allocated portion of the Fund’s assets (including exercising all voting rights, granting or withholding consent or taking other actions with respect to the assets), in the name and on behalf of the Fund in a manner consistent with the provisions of the Boston Partners Agreement.

The Boston Partners Agreement provides that Boston Partners is authorized to place orders for the execution of securities transactions on behalf of the Fund with or through such broker-dealers as it may reasonably select, subject to its duty to obtain “the combination of best net price and execution” under the circumstances. In selecting brokers or dealers to execute transactions on behalf of the Fund, Boston Partners will make its selection based on its expectation of the most advantageous combination of execution, service and price under the circumstances, taking into consideration all relevant factors, including but not limited to price, execution capabilities, reputation, infrastructure, reliability, financial resources, quality of research products or services, and other value-added services. Boston Partners may pay a broker or dealer a commission in excess of the commission another broker or dealer may have charged, provided Boston Partners has determined in good faith that such commission is reasonable in relation to the value of the brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934 (the “Exchange Act”)) provided to the Fund and other accounts over which Boston Partners exercises investment discretion. Nothing in the Boston Partners Agreement will preclude Boston Partners from combining orders for the sale or purchase of securities for the Fund with orders for other accounts managed by Boston Partners, provided that such action is consistent with Boston Partners’ fiduciary obligations to the Fund.

The Boston Partners Agreement provides that it will continue in effect for the term ending August 16, 2024, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Company who are not interested persons of the Company, the Adviser or Boston Partners, cast in person at a meeting called for the purpose of voting on such approval. The Boston Partners Agreement may at any time be terminated on 60 days’ written notice to Boston Partners either by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund. The Boston Partners Agreement will automatically terminate in the event of its assignment or upon the termination of the Adviser’s Investment Advisory Agreement with the Company, on behalf of the Fund. The Boston Partners Agreement may be terminated by Boston Partners on 60 days’ written notice to the Adviser and the Company, or by the Adviser immediately upon notice to Boston Partners.

Pursuant to the Boston Partners Agreement, except as otherwise provided by law, neither Boston Partners nor any of its employees, affiliates, representatives or agents will be liable for: (a) any loss that the Fund may suffer by reason of any investment decision made or other action taken or omitted in good faith by Boston Partners with that degree of care, skill, prudence, and diligence under the circumstances that a person acting in a fiduciary capacity would use; (b) any loss arising from Boston Partners’ adherence to the Fund’s written or oral instructions as delivered to Boston Partners by the Adviser; (c) any act or failure to act by the custodian, any broker or dealer to which Boston Partners directs transactions for the Fund’s assets or by any other third party.

The Boston Partners Agreement provides that Boston Partners will reimburse, indemnify and hold harmless the Adviser and its officers, directors, employees and agents for any and all damages caused by or arising, directly or indirectly, out of (i) the gross negligence or willful misconduct of Boston Partners, or Boston Partners’ material breach of fiduciary duty to the Fund, in the performance of its duties under the Agreement, or (ii) the material breach of the Boston Partners Agreement by Boston Partners.

The Boston Partners Agreement provides that the Adviser will reimburse, indemnify and hold harmless Boston Partners and its respective affiliates, officers, directors, employees, and agents for any and all damages caused by or arising, directly or indirectly out of (i) the gross negligence or willful misconduct of the Adviser, or the Adviser’s material breach of fiduciary duty to the Fund, in the performance of its duties under the Boston Partners Agreement; (ii) the material breach of the Boston Partners Agreement by the Adviser; or (iii) actions of Boston Partners authorized by the direction of the Adviser.

Information About Boston Partners. Boston Partners is a Delaware corporation formed in April 1995. Boston Partners’ main office is located at One Beacon Street, Boston, Massachusetts 02108. Boston Partners is registered with the SEC as an investment adviser. As of May 31, 2023, Boston Partners had approximately $84.5 billion in assets under management.

Portfolio Managers

Joshua Jones , CFA, is a portfolio manager at Boston Partners and also has research responsibilities in the energy, metals and mining sectors of the equity market and is a global generalist. Mr. Jones has been with Boston Partners since 2006. He joined the firm from Cambridge Associates where he was a consulting associate specializing in hedge fund clients. Mr. Jones holds a B.A. degree in economics from Bowdoin College and holds the Chartered Financial Analyst designation.

Christopher Hart, CFA, Hart is an equity portfolio manager at Boston Partners, and previously served as an assistant portfolio manager for the Boston Partners Small Cap Value products for three years. Before that, he was a research analyst and specialized in conglomerates, engineering and construction, building, machinery, aerospace & defense, and REITs sectors of the equity market. Mr. Hart joined Boston Partners from Fidelity Investments where he was a research analyst. Mr. Hart holds a B.S. degree in finance, with a concentration in corporate finance from Clemson University and holds the Chartered Financial Analyst designation

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Boston Partners indicating position(s) held with Boston Partners. The address of each individual is c/o Boston Partners at the address noted above.

Name	Position(s) Held with Boston Partners
Joseph (“Jay”) F. Feeney, Jr., CFA	Chief Executive Officer; Chief Investment Officer
Greg Varner	Chief Financial Officer
Mark S. Kuzminskas	Chief Operating Officer
William Connolly, CFA	Head of Global Distribution for Boston Partners
William G. Butterly, III	General Counsel; Director of Sustainability and Engagement
Davis B. Clayson Jr., CFA	Chief Revenue Officer

Other Advisory Clients. Boston Partners also acts as investment sub-adviser to another mutual fund listed below, which has similar investment objectives as the Fund. The table below sets forth certain information with respect to this fund.

Name of Fund	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
John Hancock Disciplined Value International Fund	$2,452,572,101 (as of April 30, 2023)	Undisclosed	None

Board’s Considerations in Approving the Boston Partners Agreement

The Board, including a majority of those directors who are not "interested persons" of the Company (as such term is defined in the 1940 Act), approved the Boston Partners Agreement at a meeting held on March 29, 2023 (the “Meeting”). In considering the Boston Partners Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Boston Partners; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Boston Partners’ investment philosophies and processes; (iv) Boston Partners’ assets under management and client descriptions; (v) Boston Partners’ soft dollar commission and trade allocation policies; (vi) Boston Partners’ sub-advisory fee arrangements with Altair and other similarly managed clients, as applicable; (vii) Boston Partners’ compliance procedures; (viii) Boston Partners’ financial information and insurance coverage; and (ix) information regarding the performance record of other accounts with similar investment strategies managed by Boston Partners.

The Board also considered the fees payable to Boston Partners under the proposed Boston Partners Agreement and the services to be provided by Boston Partners.

The Board, having requested and received such information as it believed reasonably necessary to evaluate the terms of the proposed Boston Partners Agreement with respect to the Fund, the Board concluded that the sub-advisory fees to be paid by the Fund to Boston Partners were fair and reasonable and that the Boston Partners Agreement should be approved for an initial period ending August 16, 2024.

Additional Information

Information about the Adviser and the Advisory Agreements. Altair is a Delaware limited liability company formed in June 2002. Altair serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 303 West Madison Street, Suite 600, Chicago, Illinois, 60606. PHRM Investments LLC holds a controlling interest in the Adviser. As of March 31, 2023, the Adviser had over $6.5 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Altair Advisers LLC
Richard K. Black	Managing Director
Timothy G. French	Managing Director and Chief Client Officer
Rebekah L. Kohmescher	Chief Executive Officer
Jason M. Laurie	Managing Director and Chief Investment Officer
David J. Lin	Managing Director and Head of Research and Due Diligence
Bryan R. Malis	Managing Director
Rachael H. Mangoubi	Managing Director
Michael J. Murray	Managing Director
Donald J. Sorota	Managing Director
Steven B. Weinstein	Chairman

The Adviser does not receive a separate management fee from the Fund. However, pursuant to the Fund’s investment advisory agreement with the Adviser (the “Advisory Agreement”) the Adviser is entitled to receive reimbursement for compliance expenses in connection with managing the Fund, up to 0.03% of the Fund’s average daily net assets. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and matters incidental thereto. The Advisory Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated, without the payment of penalty, on 60 days’ written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 111 E. Kilbourn Ave, Suite 2200, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its August 31, 2022 annual report and February 28, 2023 semi-annual report to any shareholder upon request addressed to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. The Fund’s annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6482.

Management Ownership. To the knowledge of the Company’s management, as of May 31, 2023 (the “Record Date”) the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, the Fund had 42,929,544.236 Shares outstanding.

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Shareholder Name and Address	Number of Shares Owned	Percentage of Shares Owned
Pershing LLC 1 Pershing Plaza FL 14 Jersey City, NJ 07399-0002	36,544,949.134	85.13%
Charles Schwab & Co. Inc. Special Custody A/C FBO Customers Attn Mutual Funds 211 Main Street San Francisco CA 94105-1905	3,612,089.963	8.41%
BNY Mellon NA FBO Its Clients PO Box 534005 Pittsburgh, PA 15253-4005	2,772,505.139	6.46%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6482 or write to the Fund, c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701.  If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.